EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Fluent, Inc. (the “Company”) and the individual identified on Exhibit A attached hereto (the “Employee”) effective as of the Effective Date.

RECITALS

WHEREAS, the Company’s wholly-owned subsidiary, Fluent, LLC, and its subsidiaries engage in the business of performance-based digital advertising and marketing services and solutions to advertisers, publishers, and advertising agencies using proprietary and third-party platforms;

WHEREAS, the employment agreement by and between the Employee and Fluent, LLC, dated as of December 8, 2015 was assumed by the Company on March 26, 2018; and

WHEREAS, from and after the date hereof, the Company desires to retain the services of the Employee pursuant to the terms and conditions set forth herein and the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

AGREEMENT

1. Term of Agreement. This Agreement will be effective on the Effective Date. The term shall be for the period set forth on Exhibit A attached hereto (the “Initial Term”); provided that, at the end of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term” and collectively with the Initial Term, the “Term”), unless either party provides written notice to the other no less than sixty (60) days prior to the commencement of such Renewal Term, setting forth a desire to terminate this Agreement.

2. Position and Duties. During the Term, the Employee shall serve the Company in the position and perform the duties as are set forth on Exhibit A attached hereto.

3. Full Business Time and Attention. Except as otherwise set forth in this Agreement, the Employee shall (a) devote Employee’s full business time, attention, skill and energy exclusively to the duties and responsibilities of Employee’s position; (b) service the Company faithfully, diligently and to the best of Employee’s ability; (c) use Employee’s best efforts to promote the success of the Company; and (d) cooperate fully with the Company’s Board of Directors (the “Board”) in the advancement of the Company’s best interests to assure full and efficient performance of Employee’s duties hereunder.

4.    Compensation and Benefits. During the Term:

a.     Base Salary. The Employee shall be paid the annual base salary set forth on Exhibit A attached hereto, or such greater amount as may be determined by the Company from time to time in its sole discretion, payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently than monthly (the “Base Salary”). The Base Salary may be increased but not decreased without the Employee’s written consent.

b.     Benefits. The Employee shall, during the Term, be eligible to participate, commensurate with the Employee’s position, in such retirement, life insurance, hospitalization, major medical, fringe and other employee benefit plans that the Company generally maintains for its full-time employees (collectively, the “Benefits”). Notwithstanding the foregoing, the Company may discontinue or terminate at any time any employee benefit plan, policy or program now existing or hereafter adopted and will not be required to compensate the Employee for such discontinuance or termination; provided, however, that the Company shall be required to offer to the Employee any rights or benefits extended to other employees in the event of termination of such plans or benefits, including, but not limited to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

c.     Bonus. During the Term, the Employee shall have an annual target cash bonus opportunity of no less than twenty five percent (25%) of one (1) year’s Base Salary (the “Bonus”), based on the achievement of Company and individual performance objectives to be determined in good faith by the Board in advance and in consultation with the Employee.

d.     Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

e.     Reimbursement. If the Company is required to restate its financial information due to material non-compliance, as a result of misconduct, with financial reporting requirements under federal securities laws, the Employee must reimburse the Company for any bonuses paid to and profits received by Employee from sale of company securities during the twelve (12) months after such financial information was initially reported.

f.     Equity Incentive Compensation. The Employee shall be entitled to participate, commensurate with the Employee’s position, in the Fluent, Inc. 2018 Stock Incentive Plan as further described on Exhibit A attached hereto.

g.     Expenses. The Company shall pay on behalf of the Employee (or reimburse Employee for) reasonable documented expenses incurred by Employee in the performance of Employee’s duties under this Agreement and, in accordance with the Company’s existing policies and procedures pertaining to the reimbursement of expenses to employees in general. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Section 4.e does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (as defined below): (i) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

5. Termination of Employment.

a.     By the Company. The Company may terminate this Agreement and Employee’s employment, for the following reasons:

i.	Death. This Agreement shall terminate immediately upon the death of the
Employee.

ii.
Disability. The Company may terminate this Agreement and the Employee’s employment with the Company immediately upon a determination of Disability. For purposes of this Agreement the Employee has a “Disability” if, for physical or mental reasons, the Employee is unable to perform the essential duties required of the Employee under this Agreement, even with a reasonable accommodation, for a period of six (6) consecutive months or a period of one-hundred eighty (180) days during any twelve (12) month period, as determined by an independent medical professional mutually acceptable to the parties. The Employee shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability.

iii.
For Cause. The Company may terminate this Agreement and the Employee’s employment with the Company at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (1) Employee’s conviction of or plea of guilty or nolo contendere to a felony involving moral turpitude or which results in material harm to the Company, (2) Employee’s fraud against the Company or any breach of fiduciary duty owed to the Company, (3) Employee’s theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or engagement in misconduct that is materially injurious to the Company, (4) Employee’s gross negligence of Employee’s duties or willful misconduct in the performance of Employee’s duties under this Agreement, and (5) Employee’s material breach of this Agreement, including any violation of any of the restrictions set forth in Section 7, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee.

iv.
Without Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate this Agreement and the Employee’s employment at any time during the Term without Cause for any reason or no reason at all by providing the Employee with thirty (30) days’ prior written notice; provided, that during such thirty (30) day notice period, the Company may, in its discretion, place restrictions upon the Employee’s contact with the workplace, customers and other-business related parties.

b.     By Employee. The Employee may terminate this Agreement and his employment with the Company for any of the following reasons:

i.
For Any Reason. Upon 60 days’ prior written notice delivered at any time after the first anniversary of the date hereof, the Employee may terminate this Agreement and his employment hereunder for any reason or no reason at all.

ii.
For Good Reason. The Employee may terminate this Agreement and Employee’s employment hereunder for “Good Reason” (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean any one of the conditions set forth below, so long as (1) Employee has provided written notice to the Company of the existence of such condition within sixty (60) days of its initial existence, (2) the Company has not remedied the condition caused by the occurrence within thirty (30) days of such notice, to the extent such condition is capable of being cured, and (3) the Employee terminates his employment within thirty (30) days after the end of such thirty (30) day period to remedy such condition. The following conditions will constitute “Good Reason”: (A) a material diminution in the Employee’s duties, responsibilities or authority; (B) a breach of a material term of this Agreement by the Company; (C) the Company materially reduces the Employee’s Base Salary as in effect from time to time, without the Employee’s prior written consent; (D) the Company requests that the Employee participate in an unlawful act; and (E) a material change in the geographic location in which the Employee must provide services.

c.	Compensation Upon Termination.

i.
Death. Within thirty (30) days following the termination of this Agreement due to the Employee’s death, the Company shall pay to the Employee’s estate the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s death occurs (to the extent unpaid) and Benefits accrued through the date of the Employee’s death. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

ii.
Disability. Within thirty (30) days following the termination of this Agreement due to the Employee’s Disability, the Company shall pay to the Employee the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s termination due to Disability occurs (to the extent unpaid) and Benefits accrued through the date of the determination of the Employee’s Disability. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

iii.
For Cause. Upon termination of this Agreement for Cause, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

iv.
Without Cause. In the event the Company terminates this Agreement without Cause, the Company shall pay to the Employee the sum of: (1) the greater of (A) the Employee’s Base Salary for the remainder of the Term and (B) twelve (12) months’ Base Salary; (2) the Bonus for the year prior to the year in which the termination occurs, to the extent unpaid; and (3) the Bonus for the year in which the termination occurs, based on actual performance and prorated based on the number of days in such year prior to the date of termination. Items (1) and (2) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but not less frequently than monthly, and Item (3) above shall be paid in the calendar year following the year with respect to which the Bonus relates, at the same time that such bonuses are paid to other Company executives; provided, however, the Employee is not in violation of any provision of Section 7. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

v.
For Any Reason. In the event the Employee terminates this Agreement with the Company for any reason other than Good Reason during the Term, the Company shall pay to the Employee the Employee’s Base Salary, any Bonus for the year prior to the year in which the Employee’s termination occurs (to the extent unpaid) and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

vi.
For Good Reason. If the Employee terminates this Agreement and the Employee’s employment for Good Reason, the Company shall pay to the Employee the sum of: (1) the greater of (A) the Employee’s Base Salary for the remainder of the Term and (B) twelve (12) months’ Base Salary; (2) the Bonus for the year prior to the year in which the termination occurs, to the extent unpaid; and (3) the Bonus for the year in which the termination occurs, based on actual performance and prorated based on the number of days in such year prior to the date of termination. Items (1) and (2) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but not less frequently than monthly, and Item (3) above shall be paid in the calendar year following the year with respect to which the Bonus relates, at the same time that such bonuses are paid to other Company executives; provided, however, the Employee is not in violation of any provision of Section 7. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

vii.
Release. As an additional prerequisite for receipt of the severance benefits described in Section 5(a)(iv) and (vi) above, the Employee must execute, deliver to the Company, and not revoke (to the extent the Employee is allowed to do so) a Release (“Release”) within forty-five (45) days of the date of the Employee’s termination of employment (the “Release Period”). “Release” shall mean a release of all claims that the Employee has or may have against the Company, its board of directors, any of its subsidiaries or affiliates, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, arising out of the Employee’s employment with, and termination of employment from, the Company. The Release shall be in a form that is reasonably acceptable to the Company or the Board and shall be delivered to the Employee within three (3) business days of the date of Employee’s termination. Notwithstanding anything to the contrary in this Agreement, if the Release Period straddles two calendar years, no severance benefits shall be paid to the Employee until the second calendar year (with any missed severance payments being paid to the Employee on the first payroll date occurring in the second calendar year).

6. Indemnification. While employed by the Company, the Company shall cover the Employee under directors’ and officers’ liability insurance if and to the same extent that the Company covers its other officers and directors generally by any such insurance.

7. Restrictive Covenants.

a.     Confidentiality. The Employee acknowledges that the Confidential Information (as defined below) is a valuable, special, sensitive and unique asset of the business of the Company, the continued confidentiality of which is essential to the continuation of its business, and the improper disclosure or use of which could severely and irreparably damage the Company. The Employee agrees, for and on behalf of himself, the Employee’s legal representatives, and the Employee’s successors and assigns that all Confidential Information is the property of the Company (and not of the Employee). The Employee further agrees that during the Term and at all times thereafter, the Employee (i) will continue to keep all Confidential Information strictly confidential and not disclose the Confidential Information to any other person or entity and (ii) shall not, directly or indirectly, disclose, communicate or divulge to any person, or use or cause or authorize any person to use any Confidential Information, except as may be used in the performance of the Employee’s duties hereunder in compliance with this Agreement and in the best interests of the Company. “Confidential Information” means all information, data and items relating to the Company (or any of its customers) which is valuable, confidential or proprietary, including, without limitation, information relating to the Company’s software, software code, accounts, receivables, customers and customer lists and data, prospective customers and prospective customer lists and data, Work Product, vendors and vendor lists and data, business methods and procedures, pricing techniques, business leads, budgets, memoranda, correspondence, designs, plans, schematics, patents, copyrights, equipment, tools, works of authorship, reports, records, processes, pricing, costs, products, services, margins, systems, software, service data, inventions, analyses, plans, intellectual property, trade secrets, manuals, training materials and methods, sales and marketing materials and compilations of and other items derived (in whole or in part) from the foregoing. Confidential Information may be in either paper, electronic or computer readable form. Notwithstanding the foregoing, “Confidential Information” shall not include information that: (i) becomes publicly known without breach of the Employee’s obligations under this Section 7.a, or (ii) is required to be disclosed by law or by court order or government order; provided, however, that if the Employee is required to disclose any Confidential Information pursuant to any law, court order or government order, (x) the Employee shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, (y) the Employee shall reasonably cooperate with the Company to obtain such a protective order at the Company’s cost and expense, and (z) if such order is not obtained, or the Company waives compliance with the provisions of this Section 7.a, the Employee shall disclose only that portion of the Confidential Information which the Employee is advised by counsel that the Employee is legally required to so disclose. The Employee will notify the Company promptly and in writing of any circumstances of which the Employee has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

b.     Immunity Notice. The Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should the Employee file a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

c.     Return of Company Property. The Employee will deliver to the Company at the termination of the Employee’s employment with the Company, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts, Confidential Information, Work Product, software, documents and data (and all electronic, paper or other copies thereof) belonging to the Company, which the Employee may then possess or have under the Employee’s control.

d.     Intellectual Property Rights. The Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company of its actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by the Employee while employed by the Company (whether or not on the premises) will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product, including but not limited to all of the Employee’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company. The Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

e.     Non-Competition. While employed by the Company and for a period of two (2) years thereafter (the “Restricted Period”), the Employee shall not, directly or indirectly, enter into the employment of, render any services to, engage, manage, operate, join, or own, or otherwise offer other assistance to or participate in, as an officer, director, employee, principal, agent, proprietor, representative, stockholder, partner, associate, consultant, sole proprietor or otherwise, any person that, directly or indirectly, is engaged in the Business anywhere in the Restricted Area (as hereinafter defined). Notwithstanding the foregoing, the Employee may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with any entity that is engaged in the Business so long as the Employee is not an officer, director, employee or consultant or otherwise maintains voting control, whether by contract or otherwise, of such entity, and Employee may be a passive owner of Series B Preferred Stock of the Company and any underlying common stock into which such Series B Preferred Stock is convertible or any other shares of common stock of the Company or securities convertible into or exercisable for shares of common stock of the Company. For purposes of this Section 7, “Restricted Area” means any U.S. state or territory in which the Company, Fluent, LLC or any of their affiliates has conducted or proposes to conduct business or offers any services, or any other jurisdiction in or to which the Company, Fluent, LLC or any of their affiliates has conducted or proposes to conduct any business or offers any services. For purposes of this Section 7, “Business” means the business of the Company, Fluent, LLC and its subsidiaries as described in the recitals to this Agreement, the actual business of the Company, Fluent, LLC and its subsidiaries as conducted as of the date of termination, and any anticipated business considered by the Board towards which the Company, Fluent, LLC or any subsidiaries thereof has taken material steps or incurred material expenditures in furtherance thereof prior to the termination date.

f.     Non-Solicitation. During the Restricted Period, the Employee shall not, directly or indirectly, whether for the Employee’s own account or for the account of any other person, solicit, attempt to solicit, endeavor to entice away from the Company, attempt to hire, hire, deal with, attempt to attract business from, accept business from, or otherwise interfere with (whether by reason of cancellation, withdrawal, modification of relationship or otherwise) any actual or prospective relationship of the Company, Fluent, LLC or any of their affiliates with any person (i) who is or was within the last two (2) years of termination employed by or otherwise engaged to perform services for the Company, Fluent, LLC or any of their affiliates including, but not limited to, any independent contractor or representative or (ii) who is or was within the last two (2) years of termination an actual or bona fide prospective licensee, landlord, customer, supplier, or client of the Company, Fluent, LLC or any of their affiliates (or other person with which the Company, Fluent, LLC or any of their affiliates had an actual or prospective bona fide business relationship).

g.     Non-Disparagement. The Employee agrees that the Employee will never make or publish any statement or communication which is false, negative, unflattering or disparaging with respect to the Company, Fluent, LLC or any of their respective affiliates and/or any of their respective direct or indirect shareholders, officers, directors, members, managers, employees or agents. The foregoing shall not be violated by (i) statements as required in response to legal proceedings or governmental investigations (including, without limitation, depositions in connection with such proceedings), and (ii) statements made in the context of prosecuting or defending any legal dispute (whether or not litigation has commenced) as between the Employee on the one hand and the Company on the other.

h.     Non-Interference with Employee’s Agency Rights. The Employee understands that the terms of this Agreement, including the provisions regarding confidentiality and non-disparagement, are not intended to interfere with or waive any right (if any such right otherwise existed) to file a charge, cooperate, testify or participate in an investigation with any appropriate federal or state governmental agency, including the ability to communicate with such agency, such as, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other securities regulatory agency or authority, or any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”), whether in connection with reporting a possible securities law violation or otherwise, without notice to Company. This Agreement further does not limit the Employee’s right to receive a bounty or reward for information provided to any such Government Agencies, to the SEC staff, or to any other securities regulatory agency or authority.

i.     Rationale for and Scope of Covenants. If any of the covenants contained in this Section 7 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants. The Employee agrees that the Employee’s services hereunder are of a special, unique, extraordinary and intellectual character and the Employee’s position with the Company places the Employee in a position of confidence and trust with the customers, suppliers and employees of the Company. The Employee and the Company agree that, in the course of employment hereunder, the Employee has and will continue to develop a personal relationship with the Company’s customers, and a knowledge of these customers’ affairs and requirements as well as confidential and proprietary information developed by the Company after the date of this Agreement. The Employee agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company that the Employee make the covenants contained herein, that the covenants are a material inducement for the Company to employ or continue to employ the Employee and to enter into this Agreement. For the avoidance of doubt, for purposes of this Section 7, the term “Company” includes Fluent, LLC and each of its other direct and indirect subsidiaries of the Company.

j.    Remedies.

i.
The Employee consents and agrees that if the Employee violates any covenants contained in this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to seek an injunction restraining the Employee from committing or continuing any such violation of this Section 7. Nothing in this Agreement shall be construed as prohibiting the Company or the Employee from pursuing any other remedies including, without limitation, recovery of damages. The Employee acknowledges that Company and each of its direct and indirect subsidiaries is an express third-party beneficiary of this Agreement and that it may enforce these rights as a third-party beneficiary. These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any restrictive covenant. The Company has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection and are enforceable under the Bankruptcy Code. In the event of the breach by the Employee of any of the provisions of this Section 7, the Company shall be entitled, in addition to all other available rights and remedies, to terminate the Employee’s employment status hereunder and the provision of any benefits and compensation conditioned upon such status. The Company may assign the restrictive covenants set forth in this Section 7 in connection with the acquisition of all or a part of the assets of the Company or its subsidiaries, and any such assignee or successor shall be entitled to enforce the rights and remedies set forth in this Section 7. The Employee acknowledges and agrees that the Restricted Period shall be tolled on a day for day basis for all periods in which the Employee is found to have violated the terms of this Section 7 so that the Company receives the full benefit of the Restricted Period to which the Employee has agreed.

ii.
In addition, and without limitation to the foregoing, except as required by law, if (A) the Company files a civil action against the Employee based on the Employee’s alleged breach of the Employee’s obligations under Section 7 hereof, and (B) a court of competent jurisdiction issues a judgment that the Employee has breached any of such obligations and has issued injunctive relief, then the Employee shall promptly repay to the Company any such severance payments the Employee previously received pursuant to Section 5.c in excess of the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination, and the Company will have no obligation to pay any of such excess amounts that remain payable by the Company under Section 5.c.

8. Notice. Any notice required or desired to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Company:	Fluent, Inc.
33 Whitehall Street
15th Floor
New York, NY 10004
Attn: Daniel J Barsky, General Counsel

If to Employee:	Fluent, LLC
33 Whitehall Street
15th Floor
New York, NY 10004
Attn: Ryan Schulke

Notice shall be deemed given on the date it is deposited in the United States mail, first class postage prepaid and addressed in accordance with the foregoing, or the date otherwise delivered in person, whichever is earlier. The address to which any notice must be sent may be changed by providing written notice in accordance with this Section 8.

9. General Provisions.

a.     Amendments. This Agreement contains the entire agreement between the parties regarding the subject matter hereof. No agreements or representations, verbal or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. This Agreement may only be altered or amended by mutual written consent of the Company and the Employee.

b.     Applicable Law. This Agreement shall be governed in accordance with the laws of the State of New York regardless of the conflict of laws rules or statutes of any jurisdiction.

c.     Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators or other legal representatives or assigns. This Agreement will not be assignable by the Employee, but shall be assigned by the Company in connection with the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of its business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Employment Agreement. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Employment Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Employment Agreement with the same effect as if such Successor Entity had been named as the Company herein.

d.     No Waiver. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party under this Agreement to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

e.     Section Headings, Construction. The headings used in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In no event shall the terms or provisions hereof be construed against any party on the basis that such party or counsel for such party drafted this Agreement or the attachments hereto.

f.     Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

g.     Survival. The provisions of Sections 5, 6, 7, and 9 of this Agreement shall survive the termination of this Agreement for any reason.

h.     Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

i.     Opportunity to Review. The Employee represents that the Employee has been provided with an opportunity to review the terms of the Agreement with legal counsel.

j.     Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Employee’s “termination,” “termination of employment” or “termination of this Agreement” shall mean the Employee’s “separation from service” as defined in Code Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Code Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Employee and the Company shall have no liability to the Employee with respect to any penalties that might be imposed on the Employee by Code Section 409A for any failure of this Agreement or otherwise. In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

k.     Attorney’s Fees. In any action or proceeding (including any appeals) brought to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees and costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

FLUENT, INC.	RYAN SCHULKE

By: /s/ Matthew Conlin	/s/ Ryan Schulke
Name: Matthew Conlin	Date: September 11, 2018

EXHIBIT A

1.	Effective Date: September 11, 2018

2.	Employee Name: Ryan Schulke

3.	Position: Chief Executive Officer of the Company

4.
Duties: Responsible for the Company’s vision and strategy; Oversee the Company’s business and employees; Create and execute the Company’s growth strategy; and any other duties as determined by the Board.

5.	Location of Employment: Manhattan, New York

6.	Term: Commencing on the Effective Date and ending on the third anniversary thereafter.

7.	Base Salary: $300,000 per annum

8.
Equity: As granted from time to time by the Compensation Committee of the Board of Directors. In addition, the RSUs outstanding on the date hereof and granted as provided for herein shall vest immediately upon: (i) a Change in Control (as defined below), (ii) a termination of Executive’s employment by Company without Cause under Section 5.a.iv of the Employment Agreement or a non-renewal by the Company under Section 1 of the Employment Agreement, (iii) a termination of employment by Executive for Good Reason under Section 5.b.ii of the Employment Agreement, or (iv) the Executive’s death or Disability (as defined in Section 5.a.ii of the Employment Agreement). Shares of the Company’s Common Stock shall generally be issued with respect to the vested RSUs upon the earlier of: (i) a Change in Control, or (ii) Executive’s “separation from service” as defined for purposes of Code Section 409A; provided, however, that the delivery of shares shall be delayed until the earlier of (A) six months following separation from service, or (B) the Executive’s death, if necessary to comply with the requirements of Code Section 409A.

For purposes hereof, a “Change in Control” shall mean:

(i) any one person, or more than one person acting as a group, acquires ownership of common stock of the Company that, together with common stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional common stock by the same person or persons will not be considered a Change in Control under this Agreement. Notwithstanding the foregoing, an increase in the percentage of common stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its common stock in exchange for property will be treated as an acquisition of common stock of the Company for purposes of this clause (i);

(ii) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this:

(A) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer);

(B) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company; or

(D) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.